Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of January 1, 2013 (the “Effective Date”), is entered into between USMD Holdings, Inc. (the “Company”), and John House, M.D. (the “Employee”).

RECITALS:

A. The Company and the Employee desire to enter into this Agreement to govern the employment relationship between them.

NOW THEREFORE, in consideration of the foregoing Recitals (which are hereby incorporated by reference), the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

EMPLOYMENT AND ACCEPTANCE

1.1 Employment by the Company. Subject to the provisions of this Agreement, the Company hereby agrees to employ the Employee from the Effective Date through December 31, 2013 and thereafter on a month to month basis until terminated pursuant to the provisions of this Agreement (the “Term” or “Employment Term”). During the Term, the Employee shall serve in the capacity of Chief Executive Officer of the Company. Employee shall report to the Board of Directors of the Company.

1.2 Duties and Responsibilities. During the Term, the Employee shall be considered a full-time employee. However, his hours may be reduced from full-time for services Employee provides as a Physician for USMD Affiliated Services. Employee shall carry out the duties of Chief Executive Officer of the Company, and shall carry out all Company policies and directives in a manner which will promote and develop the Company’s best interests. The Employee shall have the duties and authority assigned to the Employee by the Board of Directors, and as set forth in more detail in Exhibit “B” attached hereto.

1.3 Acceptance of Employment by the Employee. The Employee hereby accepts such employment and represents and warrants that (i) the Employee has full authority to enter into this Agreement, (ii) the Employee is not restricted in any manner from providing services hereunder or from engaging in the Business, and (iii) the Employee is not aware of any situation creating a conflict of interest between the Employee and the Company.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Annual Salary. The Company shall pay the Employee the compensation as set forth in Exhibit “A” (the “Annual Salary”). The Company and Employee agree that the Annual Salary is based upon fair market value and is commercially reasonable based on the duties and responsibilities provided in Exhibit B. The Annual Salary shall be subject to the general payroll policies of the Company in effect and such deductions and withholds as shall be required by applicable law and regulations. Employee and the Company agree that the compensation provided under this Agreement shall be given as consideration for the Employee’s services hereunder and shall not constitute any payments for the professional practice of medicine, and Physician shall not bill or assert any claim for payment against any patient or third party payor for services performed by Employee under this Agreement. The Annual Salary will be reduced by any compensation earned by Employee in his capacity as an employed physician of USMD Affiliated Services. Further, the payment of compensation and bonus is not determined in any manner that takes into account, directly or indirectly, the volume or value of any referrals by the Employee in his capacity as a referring physician.

2.2 Annual Bonus. In addition to the Annual Salary, the Company may, but is not required to, award a bonus payable in either cash or USMD common stock to the Employee following the end of each fiscal year during the Term. The Annual Bonus qualifications are set forth on Exhibit A.

2.3 Vacation Policy. The Employee shall be entitled to paid time off on such terms generally made available to other similarly situated employees of the Company as more fully described in the Company’s employee manual.

2.4 Participation in Employee Benefit Plans. The Company agrees to provide benefits to Employee as made available to other similarly situated employees of the Company (collectively “Benefits”).

2.5 Expenses. The Company shall pay or reimburse the Employee for all business expenses reasonably and necessarily incurred by the Employee during the Term in the performance of the Employee’s services under this Agreement, in each case in accordance with Company policy.

ARTICLE III

RESTRICTIONS

3.1 Nondisclosure of Confidential Information.

(a) Recognition of Company Rights; Nondisclosure. For so long as Employee is employed by the Company (whether during the term of this Agreement or after its expiration, the “Employment”), Employee will have access to Confidential Information (as defined in Section 3.1(b)), including Confidential Information Employee has not accessed prior to the date of this Agreement. Employee recognizes that the Company’s business interests require the fullest practical protection and confidential treatment of the Confidential Information. At all times during the Employment and thereafter, Employee will hold in strictest confidence and will not disclose, use, provide access to, or publish any Confidential Information, except as such disclosure, use or publication may be required in connection with Employee’s services for the Company. Employee agrees that all Confidential Information, whether prepared by Employee or otherwise coming into Employee’s possession, shall remain the exclusive property of the Company during Employee’s employment with the Company. Employee will obtain the Company’s written approval before publishing or submitting for publication any material

(written, oral, or otherwise) that relates to Employee’s work at the Company, any Confidential Information and/or any material that incorporates any Confidential Information. Employee hereby assigns to the Company any rights Employee may have or acquire in such Confidential Information and recognizes that all Confidential Information is the sole property of the Company and its assigns.

(b) Confidential Information. “Confidential Information” means all information, not generally known within the relevant trade group or by the public, including all Work Product (as defined below), business plans, training materials, software programs, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, potential customer lists, supplier lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or used by the Company relating to its business, operations, suppliers, information systems, employees and customers, regardless of whether such information is in writing, on computer disk or disk drive or in any other form. Employee expressly acknowledges and agrees that Confidential Information constitutes trade secrets and/or confidential and proprietary business information of the Company (or its subsidiary, or its customers or suppliers, as the case may be). Confidential Information shall not include information which is or becomes generally available to the public other than through disclosure by Employee or by any other person or entity under a duty or obligation to maintain the confidentiality thereof

(c) No Improper Use of Information of Prior Employers and Others. During the Employment Term, Employee shall not improperly use or disclose any Confidential Information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises, or make available to any employees of the Company, any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or person. Employee acknowledges that the Company has expressly informed Employee that the Company does not want any access, privilege, benefit or knowledge of such confidential or proprietary information of others. Employee represents and warrants that to Employee’s knowledge Employee has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with Employee’s undertaking employment with the Company to perform the duties described herein.

(d) Penalties for Violation of Non-Disclosure Policy. In addition to the legal and equitable remedies set forth herein by applicable law, Employee understands that violation of any non-disclosure provision of this Agreement shall be subject to discipline, up to and including discharge.

(e) Assignment of Work Product. Any information or innovations, including, but not limited to, inventions, improvements, methods, technology, programs, customer lists, potential customer lists, reports, distribution records, brochures, instructions, manuals, processes, etc., which are, during the course of the Employment Tenn, conceived, developed, or improved upon by Employee for use by the Company or any of its subsidiaries, alone or in conjunction with other employees or consultants (collectively, the “Work Product”), shall be the exclusive property of the Company, and during the Employment Term and at all times thereafter, Employee shall not use, duplicate, reveal or take with Employee any such Work Product or other materials of the Company, other than in furtherance of the performance of his duties to the Company, whether under this Agreement or otherwise. To the extent that any of the Work Product is capable of protection by copyright as a “work made for hire” pursuant to the United States Copyright Act, Employee acknowledges that such Work Product is created within the scope of his Employment and, as such, is property of the Company. To the extent that any such Work Product, whether protected by copyright or otherwise, is not a “work made for hire,” Employee hereby assigns to the Company all rights in such material. Employee hereby agrees to execute any documents at any time reasonably required by the Company in connection with the registration of copyright, patent application or other perfection of the Company’s ownership of the Work Product.

3.2 Covenant Not to Compete.

(a) Business Relationships and Goodwill. Employee acknowledges and agrees that as an employee and representative of the Company, Employee is responsible for building and maintaining business relationships and goodwill with current and future physicians, customers, payors, patients and prospects on a personal level. Employee acknowledges and agrees that such responsibility creates a special relationship of trust and confidence between the Company, Employee, and those persons or entities. Employee acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

(b) Consideration. Employee acknowledges and agrees that in exchange for its agreement in Section 3.2(c) below, Employee will receive substantial and valuable consideration from the Company including, but not limited to (i) Confidential Information, (ii) compensation and other benefits, and (iii) exposure to the Company customers and prospects.

(c) Scope of Noncompetition Obligation. During the Employment Term, and for a period of one (1) year after the termination of the Employment Term for any reason, Employee shall not, directly or indirectly, either acting alone, or as a stockholder, partner, associate, creditor, consultant, adviser, franchiser, franchisee, director, officer, owner, employee or agent of any other person or entity, or in any other capacity, engage in or provide services to a company engaged in the Business in the Territory (as defined below); provided, however, the restriction contained in this Section 3.2 shall not prohibit Employee from owning not more than 1% of the outstanding stock of any class of any publicly traded corporation, so long as Employee does not actively participate in the business of such corporation. For purposes of this Agreement, the term “Territory” shall be defined as a 15-mile radius of any office of USMD Holdings, Inc. and its affiliates in the United States in which the Company conducts the business during the Employment Term.

(d) No Prohibition on Working. Employee acknowledges and agrees that this Agreement does not restrict Employee’s ability to find employment within any geographical area after the termination of the Employment Term; provided that Employee is not employed in violation of the noncompetition obligations detailed herein.

3.3 Nonsolicitation of Customers. Employee agrees that Employee shall not at any time during the Employment Term, whether or not initiated by Employee, divert away or attempt to divert away any business from the Company to another company, business, or individual. Further, Employee shall not, for a period of one (1) year following the termination of the Employment Term for any reason, contact, solicit, attempt to solicit or divert, or attempt to divert business from, either directly or indirectly, any Company Customer. “Company Customer” means any person, company, or business that is or was a customer or appeared on a list of target customers of Company, including but not limited to physicians, payors or other customers.

3.4 Nonrecruitment of Employees. Employee agrees that during the Employment Term and for a period of one (1) year after termination of the Employment Term for any reason, Employee shall not, on Employee’s own behalf or on behalf of any other person or entity, hire, solicit, seek to hire, or offer employment to any person who was employed by the Company on the date of termination of the Employment Term, or who is a current employee of the Company. Employee further agrees that Employee will not, in any other manner attempt, directly or indirectly, to influence, induce, or encourage any person who was employed by the Company on the date of termination of the Employment Term or who is a current or prospective employee of the Company to leave the employment of the Company.

3.5 Reasonableness of Restrictions. Employee acknowledges and agrees that, given the nature of the Business, and the Company’s proposed Business plans, the restrictions imposed upon Employee by this Article III and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and the future success of the Company and its subsidiaries without unduly restricting the Employee. Specifically, the Employee acknowledges that the restrictions and covenants contained in this Article III will not prohibit the Employee from pursuing the Employee’s career upon termination of the Employee’s employment relationship with the Company. If, at the time of enforcement of this Agreement, a court shall hold that any of the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the parties agree (and shall stipulate, if necessary, in an appropriate pleading) that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area.

3.6 Severability. Employee agrees that the non-disclosure, non-competition, and non-solicitation covenants set forth herein each constitute separate agreements independently supported by good and adequate consideration. If a court of competent jurisdiction determines that any restriction in a clause or provision of this Article III is void, illegal, or unenforceable, the other clauses and provisions of this Article III shall remain in full force and effect.

3.7 Return of the Company Property. When Employee’s Employment Term is terminated for any reason, Employee will promptly (within twenty-four (24) hours) deliver to the Company any and all Confidential Information, drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof and any other material containing or disclosing any works made for hire, or third party information. Employee further agrees that any property situated on the Company’s premises and owned by the Company including computers, computer disks and computer hard disk drives and other computer storage media, filing cabinets or other work areas, is subject to inspection by the Company personnel at anytime with or without notice.

3.8 Equitable and Other Relief. Employee understands and agrees that, in the event Employee breaches this Article III, the Company will suffer immediate and irreparable harm that cannot be accurately calculated in monetary damages. Consequently, Employee acknowledges and agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such violation. Employee acknowledges and agrees that such injunctive relief shall be in addition to any other legal or equitable relief to which the Company would be entitled. In addition, the Company shall be entitled to recover its attorneys’ fees and costs from Employee should the Company be required to file suit to enforce its rights under this Article III.

ARTICLE IV

TERMINATION

4.1 Upon Death or Disability. Unless otherwise required by law, this Agreement shall terminate upon the Employee’s death or Disability. For purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s long term disability insurance plan policy that may be in place from time to time, but if at any time the Company does not have a long term disability insurance policy shall mean the (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than sixty (60) days, or (ii) receipt of income replacement benefits for a period of at least sixty (60) days under an accident and health plan of the employer, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than sixty (60) days. The determination of whether a Disability has occurred will be made by the Company in its reasonable discretion. If this Agreement terminates as a result of the Employee’s death or Disability, the Company’s obligation to the Employee or the Employee’s estate shall be limited to the payment of accrued and unpaid Annual Salary earned through the date of termination.

4.2 Termination for Cause or Voluntary Termination. If the Company terminates the Employee at any time for Cause or if the Employee voluntarily terminates the Employee’s employment before the end of the then applicable Term, the Company’s obligation to the Employee shall be limited solely to the payment of accrued and unpaid Annual Salary through the date of termination. As used in this Agreement, the term “Cause” shall mean any of the following: (i) the Employee’s commission of an act involving dishonesty, lack of loyalty or breach of fiduciary responsibility involving the Company or any affiliate or successor thereof, (ii) failure of the Employee to perform the Employee’s duties and responsibilities, which has not been corrected by the Employee within thirty (30) days after the Employee’s receipt of a written notice from the Company specifying such failure in reasonable detail, (iii) any material breach by the Employee of the terms of this Agreement, which has not been corrected by the Employee within thirty (30) days after the Employee’s receipt of a written notice from the Company specifying such breach in reasonable detail, (iv) commission of a misdemeanor which causes material injury to the business, reputation or financial condition of the Company, (v) commission of a felony or (vi) commission of an act which the Company determines to constitute insubordination. The Employee shall be deemed to have been terminated for Cause following delivery to the Employee of written notice that, in the good faith opinion of the Board, the Employee has committed an act set forth above in this Section 4.2.

4.3 Termination Without Cause. Either Employee or the Company shall have the right to terminate Employee’s employment at any time without cause upon written notice delivered to Employee or the Company, as the case may be, ninety (90) days prior to the date of termination. The notice shall set forth the effective date of termination. The Company shall have the option to have Employee discontinue performing services for the Company immediately upon such notice of termination of employment being given by either party, or the Company may require Employee to continue performing Employee’s services under this Agreement during such 90 day notice period. Employee shall have no claim for consequential damages for termination of employment. In the event of a termination pursuant to this Section 4.3, the Company’s obligation to the Employee shall be limited solely to the payment of accrued and unpaid Annual Salary through the date of termination.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by nationally-recognized overnight delivery service or sent by certified or registered mail, postage prepaid, return receipt requested, to the address below:

If to USMD Holdings, Inc.: Attn: General Counsel 6333 N State Hwy 161, Suite 200 Irving, Texas 75038	If to Employee: John House, M.D. 1713 Dowling Dr. Irving, Texas 75038

Receipt shall be deemed to occur on the earlier of the date of actual receipt or receipt by the sender of confirmation that the delivery was completed or that the addressee has refused to accept such delivery or has changed its address without giving notice of such change as set forth herein:

5.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior discussions and agreements, written or oral, with respect thereto.

5.3 Waivers and Amendments. This Agreement may be amended, suspended, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5.4 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Employee and the Employee’s executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that the Employee shall not be entitled to assign any of the Employee’s rights or delegate any of the Employee’s duties under this Agreement. The Employee agrees that this Agreement may be freely assigned by the Company to any person or entity which succeeds to all or any significant portion of the Company’s assets or Business, whether pursuant to a sale of assets, sale of stock, merger or other similar transaction.

5.5 Severability: Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a count of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Use of the word “including” shall not be limited by the terms following such word. All references to singular or plural terms shall mean the other where appropriate. The term “subsidiary” shall refer to subsidiaries of the Company now existing or hereafter formed or acquired.

5.6 Choice of Law. This Agreement shall be governed by, and construed in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of Texas.

5.7 Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

5.8 Counterparts. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Dispute Resolution. Except as provided below, in the event of any dispute, claim or disagreement arising out of or in connection with this Agreement, including, without limitation, the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its Employment Mediation Rules. The place of mediation shall be Dallas, Texas. If the dispute, claim or disagreement is not resolved within 30 days after the initial mediation meeting among the parties and the mediator, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by the AAA in accordance with the provisions of its Employment Arbitration Rules (the “Rules”) and, except as otherwise provided in this Agreement, such arbitration shall be the sole means of dispute resolution. The place of arbitration shall be Dallas, Texas. The arbitration shall be conducted by a panel of three arbitrators selected in accordance with the Rules, unless the parties otherwise agree to one arbitrator. Any mediator or arbitrator selected under this Section 5.9 shall be a practicing attorney experienced in employment agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective affiliates.

Each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys’ fees, and an equal share of the mediator’s or arbitrator’s and administrative fees of mediation or arbitration. The decision of the arbitrators shall be in writing and shall state the reasons therefore. Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable. Notwithstanding anything in this Section 5.9 to the contrary, each party shall be entitled to seek injunctive or other equitable relief in any court of competent jurisdiction without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 5.9, even if a similar or related matter has already been referred to mediation or arbitration in accordance with the terms of this Section 5.9. Venue for any action permitted to be brought in court under this Section 5.9 shall be the appropriate state and federal courts located in Dallas County, Texas.

5.10 Termination Payments. Unless otherwise set forth herein, all sums that the Company is obligated to pay to the Employee or the Employee’s estate upon termination of this Agreement or the Employee’s employment shall be paid within thirty (30) days following termination.

5.11 Representation. The Employee has consulted with and relied upon independent legal counsel in determining whether to sign this Agreement, and has not relied upon the Company’s counsel to represent the Employee’s interests.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

USMD HOLDINGS, INC.:

/s/ John House, M.D
John House, M.D.
Chairman and CEO

EMPLOYEE:

/s/ John House, M.D.
John House, M.D.

EXHIBIT “A”

Annual Compensation:

Your annual salary for the period from January 1, 2013 through December 31, 2013 should be the sum of $380,000, subject to any applicable payroll taxes and withholdings. The annual salary will be reduced by any compensation earned by Employee in his capacity as an employed physician of USMD Affiliated Services.

Annual Bonus:

You are eligible to receive an incentive bonus of up to 70% of your base compensation. Bonus compensation is discretionary and subject to Board approval. Should you receive a bonus, your bonus will be in the form of either cash or common stock of USMD Holdings, Inc. as determined by the sole and absolute discretion of the Company. The criteria for your bonus compensation will be established by the USMD Holdings, Inc. Board.

Employee Benefits:

Employee shall be eligible to participate in each employee benefit plan offered by Employer to its similarly situated employees. Participation in benefits may directly impact Employee’s compensation. The Employer, in its sole discretion, will from time to time, by policy, establish the type of employee benefits and the terms and conditions thereof. Future changes in employee benefits will be communicated directly to the Employee without any necessity of amending this Agreement.

EXHIBIT “B”

DUTIES AND RESPONSIBILITIES

Chief Executive Officer

Job Description

The Chief Executive Officer serves as chief executive and, in partnership with the Board, is responsible for the success of the company. Together, the Board and Chief Executive Officer assure company’s relevance to the community, the accomplishment of the company’s mission and vision, and the accountability to its diverse constituents.

Duties of a Chief Executive Officer

•	Responsibility for management and day-to-day operations of the company, and the authority to carry out these responsibilities, in accordance with the direction and policies established by the Board.

•	Provides direction and support to the Board as it carries out its governance functions.

•	Identifies problems and opportunities and addresses them; brings those which are appropriate to the Board and/or its committees; and, facilitates discussion and deliberation.

•	Informs the Board and its committees about trends, issues, problems and activities in order to facilitate policy-making.

•	Recommends policy positions.

Accountabilities

1. Legal compliance

a)	Assures the filing of all legal and regulatory documents and monitors compliance with relevant laws and regulations.

2. Mission, policy and planning

a)	Helps the Board determine values, mission, vision, and short- and long-term goals.

b)	Helps the Board monitor and evaluate relevancy to the community, its effectiveness, and its results.

c)	Keeps the Board fully informed on the condition of the company and on all the important factors influencing it.

3. Management and administration

a)	Provides general oversight of all company activities, manages the day-to-day operations, and assures a smoothly functioning, efficient organization.

b)	Assures program quality and organizational stability through development and implementation of standards and controls, systems and procedures, and regular evaluation.

c)	Assures a work environment that recruits, retains and supports quality staff. Assures process for selecting, development, motivation, and evaluation staff and volunteers.

d)	Recommends staffing and financing to the Board of Directors. In accordance with Board action, recruits personnel, negotiates professional contracts, and sees that appropriate salary structures are developed and maintained.

e)	Specifies accountabilities for management personnel and evaluates performance regularly.

4. Governance

a)	Helps the Board articulate its own role and accountabilities and that of its committees and individual members, and helps evaluate performance regularly.

b)	Works with the Board President / Chair to enable the Board to fulfill its governance functions and facilitates the optimum performance by the Board, its committees and individual Board members.

c)	With the Board President / Chair, focuses Board attention on long-range strategic issues.

d)	Manages the Board’s due diligence process to assure timely attention to core issues.

e)	Works with the Board officers and committee chairs to get the best thinking and involvement of each Board member and to stimulate each Board member to give his or her best.

f)	Recommends volunteers to participate in the Board and its committees.

5. Financing

a)	Promotes programs and services that are produced in a cost-effective manner, employing economy while maintaining an acceptable level of quality.

b)	Oversees the fiscal activities of the organization including budgeting, reporting and audit.

c)	Works with Board to ensure financing to support short- and long-term goals.

6. Community relations

a)	Facilitates the integration of company into the fabric of the community by using effective marketing and communications activities.

b)	Acts as an advocate, within the public and private sectors, for issues relevant to the company, its services and constituencies.

c)	Listens to clients, volunteers, donors and the community in order to improve services and generate community involvement. Assures community awareness of company’s response to community needs.

d)	Serves as chief spokesperson for the company, assuring proper representation to the community.

e)	Initiates, develops, and maintains cooperative relationships with key constituencies.

Educational Requirement of a Chief Executive Officer

•	Board Certified Physician

•	20+ years experience in management in the health profession